Filed Pursuant to Rule 424(b)(5)
Registration No. 333-194411
PROSPECTUS SUPPLEMENT
(To Prospectus dated March 31, 2014)

Up to $30,000,000
Common Stock

We have entered into a Controlled Equity OfferingSM Sales Agreement, or sales agreement, with Cantor Fitzgerald & Co., or Cantor, relating to shares of our common stock offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $30.0 million from time to time through Cantor as our sales agent.

Our common stock is listed on the NYSE MKT LLC, or the Exchange, under the symbol “PZG.” The last reported sale price of our common stock on April 10, 2014 was $1.24 per share.

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on or through the Exchange, the existing trading market for our common stock, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or any other method permitted by law. Cantor is not required to sell any specific number or dollar amount of securities, but will act as a sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Cantor and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Under the terms of the sales agreement, the compensation to Cantor for sales of common stock, if any, sold pursuant to the sales agreement will be in an amount up to 3.0% of the gross proceeds of any shares of common stock sold. In connection with the sale of the common stock on our behalf, Cantor will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cantor will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Cantor with respect to certain liabilities, including liabilities under the Securities Act or the Exchange Act of 1934, as amended, or the Exchange Act.

Our business and an investment in our common stock include significant risks. See “Risk Factors” on page S-4 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, which have been filed with the Securities and Exchange Commission and are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 11, 2014

Page No.

Prospectus Supplement

Accompanying Prospectus

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and contained in, or incorporated by reference into, the accompanying prospectus or any free writing prospectus, as modified and superseded pursuant to Rule 412 under the Securities Act. We have not, and the sales agent has not, authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You should not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities being offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement, the accompanying prospectus and any free writing prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus, or any sale of a security.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part, including the documents incorporated herein by reference, is the prospectus supplement, which describes the specific terms of this offering. The second part, including the documents incorporated therein by reference, is the accompanying prospectus, which provides more general information. Generally, when we refer to “this prospectus,” we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add, update or change information contained in the accompanying prospectus. If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement in accordance with Rule 412 under the Securities Act.

When used in this prospectus supplement and the accompanying prospectus, the terms “Paramount,” “Company,” “we,” “us” and “our” refer to Paramount Gold and Silver Corp., a Delaware corporation, and its subsidiaries, unless otherwise specified or unless the context requires otherwise.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement, the accompanying prospectus or any related free writing prospectus are the property of their respective owners.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus supplement and accompanying prospectus, and they may also be made a part of this prospectus supplement and accompanying prospectus by reference to other documents filed with the Securities and Exchange Commission, which is known as “incorporation by reference.”

Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Forward-looking statements might include one or more of the following:

•	anticipated results of financing activities;
•	anticipated joint ventures or exploratory costs;
•	anticipated prices for gold and silver;
•	anticipated drilling results;
•	descriptions of plans or objectives of management for future operations;
•	forecasts of future economic performance; and
•	descriptions or assumptions underlying or relating to any of the above items.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus supplement and accompanying prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. Factors that might cause such a difference include those discussed in Part I, Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, as well as those discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement or, in the case of documents referred to or incorporated by reference, the date of those documents.

All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities law. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus supplement, and the financial statements and other information incorporated by reference into this prospectus supplement and the accompanying prospectus when making an investment decision.

Paramount Gold and Silver Corp.

Paramount is a U.S. based exploration stage mining company with advanced stage precious metals projects in Nevada and northern Mexico. Our business strategy is to acquire and develop known precious metals deposits in large-scale geological environments in North America. This helps eliminate discovery risks and significantly increases the efficiency and effectiveness of exploration programs. Our projects are located in established mining camps near successful operating mines. This greatly reduces the related costs for infrastructure requirements at the exploration stage and eventually for mine construction and operations.

Corporate Information

We are a Delaware corporation incorporated on March 29, 2005. Our executive office is located at 665 Anderson Street, Winnemucca, Nevada. We also have a field office in Temoris, Chihuahua Mexico. Our telephone number at our head office is (775) 625-3600 and our website is located at http://www.paramountgold.com. Except for information specifically incorporated herein by reference, the information contained on or accessible through our website is not a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common stock offered by us	Shares of our common stock having an aggregate offering price of up to $30.0 million.

Manner of offering	“At the market offering” that may be made from time to time through our sales agent, Cantor. See “Plan of Distribution” on page S-5 of this prospectus supplement.

Use of proceeds
We intend to use the net proceeds from this offering primarily to advance our projects, to fund our general and administrative costs (including property maintenance fees) and for general working capital purposes. See “Use of Proceeds” on page S-5 of this prospectus supplement.

Risk factors	This investment involves a high degree of risk. See “Risk Factors” beginning on page S-4 of this prospectus supplement.

NYSE MKT LLC symbol	PZG

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described below and in the accompanying prospectus, and as discussed in Part I, Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2013, which is incorporated by reference into this prospectus supplement and the accompanying prospectus in its entirety, together with other information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering. The risks described in these documents are not the only ones we face, but those that we currently consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section above entitled “Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

We will have broad discretion in how we use the proceeds, and we may use the proceeds in ways in which you and other stockholders may disagree.

We intend to use the net proceeds from this offering to advance our projects, to fund our general and administrative costs (including annual mining claim and concession  maintenance fees) and for general working capital purposes. See the section entitled “Use of Proceeds.” Our management will have broad discretion in the application of the proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

Investors in this offering may suffer immediate and substantial dilution in the net tangible book value per share of our common stock.

Because the price per share of common stock in this offering may be substantially higher than the net tangible book value per share of common stock, investors in this offering may suffer immediate and substantial dilution in the net tangible book value per share of common stock. Assuming that an aggregate of 24,193,548 shares of our common stock are sold at a price of $1.24 per share, the last reported sale price of our common stock on the Exchange on April 10, 2014, for aggregate gross proceeds of $30,000,000 million, and after deducting commissions and estimated offering expenses payable by us, you will experience immediate dilution of $0.73 per share, representing the difference between our as adjusted net tangible book value per share as of December 31, 2013 after giving effect to this offering and the assumed offering price. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

The exercise of our outstanding options and warrants and the vesting of our outstanding restricted stock units will dilute stockholders and could decrease our stock price.

The exercise of our outstanding options and warrants and the vesting of our outstanding restricted stock units may adversely affect our stock price due to sales of a large number of shares or the perception that such sales could occur. These factors also could make it more difficult to raise funds through future offerings of our securities, and could adversely impact the terms under which we could obtain additional equity capital. Exercise of outstanding options and warrants, vesting of outstanding restricted stock units or any future issuance of additional shares of common stock or other equity securities, including but not limited to options, warrants, restricted stock units or other derivative securities convertible into our common stock, may result in significant dilution to our stockholders and may decrease our stock price.

USE OF PROCEEDS

We intend to use the net proceeds from this offering, if any, primarily to advance our projects, to fund our general and administrative costs (including property maintenance fees) and for general working capital purposes. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the application of these proceeds.

DIVIDEND POLICY

        We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

DILUTION

Our net tangible book value on December 31, 2013 was approximately $62,828,113 million, or approximately $0.40 per share of common stock based upon 155,731,068 shares outstanding. Net tangible book value per share is determined by dividing our net tangible book value, which consists of tangible assets less total liabilities, by the number of shares of common stock outstanding on March 31, 2014.

After giving effect to the sale of 24,193,548 shares of our common stock in this offering at an assumed offering price of $1.24 per share, the last reported sale price of our common stock on the Exchange on April 10, 2014, and after deducting estimated offering commissions and offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2013 would have been approximately $92,003,113 million, or $0.51 per share. This represents an immediate increase in net tangible book value of $0.11 per share to existing stockholders and immediate dilution of $0.73 per share to investors purchasing our common stock in this offering at the public offering price. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$1.24
Net tangible book value per share of as December 31, 2013	$62,828,113
Increase in net tangible book value per share attributable to this offering	$29,175,000
As adjusted net tangible book value per share as of December 31, 2013, after giving effect to this offering		92,003,113
Dilution per share to investors purchasing our common stock in this offering		$0.73

The foregoing table is based on 155,731,068 shares of our common stock outstanding as of March 31, 2014 and excludes:

•	5,907,500 shares of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2014, at a weighted average exercise price of $1.90 per share; and

•	392,662 shares of common stock reserved for future issuance under our stock incentive plans.

To the extent that outstanding options or warrants outstanding as of March 31, 2014 have been or may be exercised or other shares issued, investors purchasing our common stock in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

PLAN OF DISTRIBUTION

We have entered into a Controlled Equity OfferingSM Sales Agreement with Cantor under which we may issue and sell shares of our common stock having an aggregate gross sales price of up to $30.0 million from time to time through Cantor acting as agent. The sales agreement will be filed as an exhibit to a current report on Form 8-K filed under the Exchange Act and incorporated by reference in this prospectus supplement.

Upon delivery of a placement notice and subject to the terms and conditions of the sales agreement, Cantor may sell the common stock by any method that is deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act including sales made directly on or through the Exchange or any other existing trading market for the common stock in the United States or to or through a market maker. Cantor also may sell our common stock by any other method permitted by law, including in negotiated transactions, subject to our prior approval. We may instruct Cantor not to sell common stock if the sales cannot be effected at or above the price designated by us from time to time. We or Cantor may suspend the offering of common stock upon notice and subject to other conditions.

We will pay Cantor a commission, in cash, for its services in acting as agent in the sale of our common stock.  Under the terms of the sales agreement, Cantor will be entitled to compensation at a commission rate of up to 3.0% of the gross sales price per share sold. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We have also agreed to reimburse Cantor for certain specified expenses, including the fees and disbursements of its legal counsel, in an amount not to exceed $50,000. We estimate that the total expenses for the offering, excluding compensation payable to Cantor under the terms of the sales agreement, will be approximately $40,000.

Settlement for sales of common stock will occur on the third business day following the date on which any sales are made, or on some other date that is agreed upon by us and Cantor in connection with a particular transaction, in return for payment of the net proceeds to us. Sales of our common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and Cantor may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Cantor will use its commercially reasonable efforts, consistent with its sales and trading practices, to solicit offers to purchase the common stock under the terms and subject to the conditions set forth in the sales agreement. In connection with the sale of the common stock on our behalf, Cantor will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cantor will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Cantor against certain civil liabilities, including liabilities under the Securities Act.

The offering of our common stock pursuant to the sales agreement will terminate upon the earlier of (1) the sale of all shares of our common stock subject to the sales agreement, or (2) termination of the sales agreement as permitted therein. We and Cantor may each terminate the sales agreement at any time upon ten days’ prior notice.

Cantor and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M, Cantor will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus supplement.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on a website maintained by Cantor and Cantor may distribute this prospectus supplement and the accompanying prospectus electronically.

LEGAL MATTERS

The validity of the common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by LeClairRyan, A Professional Corporation, New York, New York.  Cantor is being represented in connection with this offering by Reed Smith LLP, New York, New York.

EXPERTS

MNP LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2013, and the effectiveness of internal control over financial reporting as of June 30, 2013, as set forth in its reports, which are incorporated by reference in this prospectus supplement, the accompanying prospectus and elsewhere in the registration statement on Form S-3 of which this prospectus supplement and the accompanying prospectus are a part. Our financial statements are incorporated by reference in reliance on MNP LLP’s reports, given on such firm’s authority as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities covered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus, which are part of the registration statement, do not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus supplement and the accompanying prospectus, please see the registration statement and the exhibits filed with the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.paramountgold.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC and applicable law permits us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus information that we have or may in the future file with or furnish to the SEC. This means that we can disclose important information by referring you to those documents. You should read carefully the information incorporated herein by reference because it is an important part of this prospectus supplement and the accompanying prospectus. We hereby incorporate by reference the following documents into this prospectus supplement and the accompanying prospectus:

•	our Annual Report on Form 10-K for the period ended June 30, 2013, including certain information incorporated by reference therein from our Definitive Proxy Statement for our 2013 annual meeting of stockholders;
•	our Quarterly Reports on Form 10-Q for the periods ended September 30, 2013, and December 31, 2013, and our amended Quarterly Report on Form 10-Q/A for the period ended December 31, 2013;
•	our Current Reports on Form 8-K filed with the SEC on December 18, 2013;
•	the description of our common stock contained in registration statement on Form 10-SB, filed with the SEC on November 2, 2005, and all amendments thereto.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until the termination or completion of this offering shall be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus (other than current reports or portions thereof furnished under Item 2.02 or 7.01 of Form 8-K, unless such current reports or portions thereof specifically reference their contents as being filed) from the respective dates of the filing of such documents. Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus supplement and the accompanying prospectus.

Upon written or oral request, we will provide you without charge, a copy of any or all of the documents incorporated by reference into this prospectus supplement and accompanying prospectus, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents. Please send requests to Paramount Gold and Silver Corp., Attn: Carlo Buffone, Chief Financial Officer, 665 Anderson Street, Winnemucca, Nevada 89445, telephone number (775) 625-3600.

PROSPECTUS
$100,000,000

Common Stock,
Preferred Stock,
Depositary Shares,
Warrants,
Units

By this prospectus, we may from time to time offer securities to the public. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus, each applicable prospectus supplement, and the information incorporated by reference in this prospectus and each applicable prospectus supplement carefully before you invest.

Our common stock, par value $0.001 per share, is listed on the NYSE MKT LLC and the Toronto Stock Exchange under the symbol “PZG.” On March 6, 2014 the closing price of our common stock on the NYSE MKT LLC was $1.43 per share.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information or to make additional representations. We are not making or soliciting an offer of any securities other than the securities described in this prospectus and any prospectus supplement. We are not making or soliciting an offer of these securities in any state or jurisdiction where the offer is not permitted or in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Investing in these securities involves a high degree of risk. These risks are discussed in this prospectus under “Risk Factors” beginning on page 7 and in the documents incorporated by reference into this prospectus.

The securities may be sold by us to or through underwriters or dealers, directly to purchasers or through agents designated from time to time, or through a combination of these methods. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement. This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 31, 2014

ABOUT THIS PROSPECTUS

In this prospectus, “Paramount,” “Company,” “we,” “us,” and “our” refer to Paramount Gold and Silver Corp. and, unless the context otherwise requires, its subsidiaries.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering.

You should carefully read this prospectus and any supplements, together with any documents incorporated by reference into this prospectus or any prospectus supplement before you decide to invest in our securities. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.
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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and the documents that we incorporate by reference herein, before making an investment decision.

Business of Paramount Gold and Silver Corp.

Paramount is a U.S. based exploration stage mining company with advanced stage precious metals projects in Nevada (Sleeper) and northern Mexico (San Miguel). We are a Delaware corporation incorporated on March 29, 2005. Our executive office is located at 665 Anderson Street, Winnemucca, Nevada. We also have a field office in Temoris, Chihuahua Mexico.

Our business strategy is to acquire and develop known precious metals deposits in large-scale geological environments in North America. This helps eliminate discovery risks and significantly increases the efficiency and effectiveness of exploration programs. Our projects are located in established mining camps near successful operating mines. This greatly reduces the related costs for infrastructure requirements at the exploration stage and eventually for mine construction and operations.

Inter-corporate Relationships

 We currently have three active wholly owned subsidiaries:

•	Paramount Gold de Mexico S.A. CV operates our business in Mexico and holds our interests in the San Miguel Project and certain other mineral concessions.
•	Magnetic Resources Ltd., which owns Minera Gama, S.A. de C.V. (“Minera Gama”), holds interests in mineral concessions known as the Temoris project and a royalty interest in mineral concessions known as the Iris project, both located in Mexico.
•	Paramount Nevada Gold Corp., through its wholly owned subsidiaries X-CAL USA Inc., New Sleeper Gold LLC, and Sleeper Mining Co LLC, operates our mining interests in Nevada.

Properties

The San Miguel Project

Our exploratory activities are concentrated within the San Miguel Groupings which comprise the San Miguel Project.

Location

The 100% owned San Miguel Project is located in south-western Chihuahua, a state in Northern Mexico. The project can be accessed by road, rail and air. Road access to the San Miguel Project from the state capital Chihuahua City is approximately 250 miles. The majority of the route is by paved highway turning to reasonably good gravel roads.

The project is about 20 km north of the town of Temoris in the municipality of Guazapares. The area is also known as the Palmarejo mining district and is part of the greater Sierra Madre Occidental gold-silver belt. The location of the San Miguel Project is shown in Map 1.

Map 1 – San Miguel Project Location

Land Area

The mining concession titles which make up the San Miguel Project have been assembled by means of staking, acquisition from third parties or by way of acquiring companies which hold ownership to the concessions. The Company currently controls 40 mining concessions which total approximately 551 square miles (142,567 Hectares). Our interests in the titles are held in our wholly owned subsidiaries Paramount Gold de Mexico S.A. de C.V. and Minera Gama S.A. de C.V. The concessions for the San Miguel project are organized in three distinct groups which represent how the concessions were acquired.

San Miguel Group:

The San Miguel group of concessions is comprised of 21 concessions totalling 331 square miles. They were purchased over a series of transactions from August 2005 to August 2008 from Tara Gold Resources Corp. and certain individuals. Four of the concessions retain a USD$1.00 per ounce of gold or its equivalent in silver produced royalty payable to a third party.

Temoris Group:

The Temoris group of concessions is comprised of 6 concessions totalling 212 square miles. They are held by Minera Gama S.A. de C.V. which was acquired by the Company through its acquisition of Magnetic Resources Ltd. in March 2009.

Guazapares Group:

The Guazapares group of concessions is comprised of 13 concessions totalling 8 square miles. Paramount through an agreement with Mexoro Minerals Ltd. and its subsidiary Sunburst Mining de Mexico S.A. de C.V. (“Sunburst”) purchased Sunburst’s right to acquire 11 of the concessions it already did not own pursuant to option agreements with third parties and subject to a net smelter return royalty to the underlying owners of 2.0%. On July 10, 2012, Paramount through Paramount Gold de Mexico S.A. de C.V. exercised its option and acquired the 11 concessions from the third parties.

The following table summarizes our concessions within the San Miguel Project:

Grouping	Number of Concessions	Hectares	Square Miles
San Miguel Group	21	85,766	331
Temoris Group	6	54,808	212
Guazapares Group	13	1,993	8
Totals	40	142,567	551

Mexican mining concessions cover both exploration and exploitation rights for a period of 50 years and can be extended if the property is being worked. The concessions are for mineral rights only and agreements must be reached with landowners for access to the property and any disturbance of land. Semi-annual fees are paid to the Mexican government to hold title and are based on the area of concession.

740,000-mE
760,000-mE
780,000-mE
800,000-mE
3'040,000-mN
3'020,000-mN
3'000,000-mN
SAN FRANCISCO
MONTECRISTO
SAN MIGUEL
SAN ANTONIO
PALMAREJO MINE
COEUR PROPERTY
LA UNION
DON ESE
GUADALUPE MINE
TEMORIS TOWN
PARAMOUNT CLAIMS
PARAMOUNT
gold & silver
PARAMOUNT GOLD & SILVER
LAND STATUS
CHIHUAHUA, MEXICO
10 Km
5
0
GRAPHIC SCALE
10 Km

Nevada Exploration Projects

Through our acquisition of X-Cal Resources Ltd. in August 2010, we acquired several gold exploration properties in Nevada. The main asset of X-Cal is the Sleeper Gold Project located in Humboldt County. Since the acquisition we have acquired additional mining claims from third parties and by staking of claims. As described below, the Sleeper Gold Project is currently comprised of three properties, the Sleeper Gold mine, the Dunes property, and the Mimi property.

The following map is presented to indicate the location of our properties:

Sleeper Gold Property

Sleeper is located 26 miles northwest of Winnemucca, Nevada. Automobile and truck access to the property is by Interstate Highway 80 to Winnemucca, north on Highway 95 for 32 miles, west on Highway 140 for 14 miles, and then south for 6 miles on the maintained gravel Sod House Road to the project site. An office building, heavy equipment enclosure plus assorted equipment are present on the Sleeper Gold Property. Necessary supplies, equipment and services to carry out full sequence exploration and mining development projects are available in Winnemucca, Reno, and Elko, Nevada.

The Sleeper Gold Property includes a historic open pit mine operated by AMAX Gold from 1986 until 1996, which produced 1.66 million ounces of gold, and 2.3 million ounces of silver. The property has been the subject of several exploration programs. These programs have produced an extensive database for current exploration targeting and continuing studies.

The Sleeper Gold mine and its 1,044 unpatented lode mining claims were acquired by Paramount through its acquisition of X-Cal in August 2010. Additional mining claims have been staked or acquired which now comprise the Sleeper Gold Project.

The mining claims are summarized in the following table:

The Sleeper Gold Project Properties		Claims	Approx sq. miles
Sleeper Gold Mine		1044	30
Dunes		606	20
Mimi		920	32
	Total	2570	124

The following map illustrates the general location of the Sleeper Gold Project and the associated mining claims:

Explanation
Paramount Properties
Sleeper
Mimi
Dunes
Sleeper Pit
400,000
410,000
4,580,000
4,570,000
4,560,000
4,550,000
D E S E R T   V A L L E Y
S L U M B E R I N G
SAND DUNES
S I L V E R
Nevada Location Map
Sleeper
N
0 1 2 3 4 5
Km.
PARAMOUNT
gold and silver
Sleeper Project
Land Status
Humboldt County, Nevada

RISK FACTORS

Investing in our securities involves risks. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of these securities. These risks and uncertainties are described below and in the risk factors section of the documents that are incorporated by reference in this prospectus. Subsequent prospectus supplements may contain a discussion of additional risks applicable to an investment in the particular type of securities we are offering under the prospectus supplements. You should carefully consider all of the information contained in or incorporated by reference in this prospectus and in the applicable prospectus supplement before you invest in our securities.

Risks Related to our Business Operations

It is possible investors may lose their entire investment in Paramount.

Prospective investors should be aware that if we are not successful in our endeavors, your entire investment in the Company could become worthless. Even if we are successful in identifying mineral reserves that can be commercially developed, there can be no assurances that we will generate any revenues and therefore our losses will continue.

We have not generated any revenues from operations. We have a history of losses and losses are likely to continue in the future.

We have not generated any revenues from operations. Our net loss for the fiscal year ended June 30, 2013 totaled $13,488,280. Cumulative losses since inception totalled $115,217,521 as of June 30, 2013. We have incurred significant losses in the past and we will likely continue to incur losses in the future unless our drilling program proves successful. Even if our drilling program identifies gold, silver or other mineral reserves, there can be no assurance that we will be able to commercially exploit these resources, generate any revenues or generate sufficient revenues to operate profitably.

We will require significant additional capital to continue our exploration activities, and, if warranted, to develop mining operations.

Substantial expenditures will be required to determine if proven and probable mineral reserves exist at any of our properties, to develop metallurgical processes to extract metal, to develop the mining and processing facilities and infrastructure at any of our properties or mine sites and, in certain circumstances, to acquire additional property rights. We have spent and will be required to continue to expend significant amounts of capital for drilling, geological and geochemical analysis, assaying, and, when warranted, feasibility studies with regard to the results of our exploration. We may not benefit from these investments if we are unable to identify commercially exploitable mineralized material. If we decide to put one or more of our properties into production, we will require significant amounts of capital to develop and construct the mining and processing facilities and infrastructure required for mining operations. Our ability to obtain necessary funding for these purposes, in turn, depends upon a number of factors, including the status of the national and worldwide economy and the price of gold, silver and other precious metals. We may not be successful in obtaining the required financing, or if we can obtain such financing, such financing may not be on terms that are favorable to us. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration or development and the possible, partial or total loss of our potential interest in certain properties. Any such delay could have a material adverse effect on our results of operations or financial condition.

We may acquire additional exploration stage properties and we may face negative reactions if reserves are not located on acquired properties.

We may acquire additional exploration stage properties. There can be no assurance that we will be able to identify and complete the acquisition of such properties at reasonable prices or on favorable terms and that reserves will be identified on any properties that we acquire. We may also experience negative reactions from the financial markets if we are unable to successfully complete acquisitions of additional properties or if reserves are not located on acquired properties. These factors may adversely affect the trading price of our common stock or our financial condition or results of operations.

Our industry is highly competitive, attractive mineral lands are scarce, and we may not be able to obtain quality properties.

We compete with many companies in the mining industry, including large, established mining companies with substantial capabilities, personnel and financial resources. There is a limited supply of desirable mineral lands available for claim staking, lease or acquisition in the U.S., Mexico, and other areas where we may conduct exploration activities. We may be at a competitive disadvantage in acquiring mineral properties, since we compete with these individuals and companies, many of which have greater financial resources and larger technical staffs than we do.

Title to mineral properties can be uncertain, and we are at risk of loss of ownership of one or more of our properties. Our ability to explore and operate our properties depends on the validity of our title to that property. Our U.S. mineral properties consist of leases of unpatented mining claims, as which we control directly. Unpatented mining claims provide only possessory title and their validity is often subject to contest by third parties or the federal government, which makes the validity of unpatented mining claims uncertain and generally more risky. These uncertainties relate to such things as the sufficiency of mineral discovery, proper posting and marking of boundaries, assessment work and possible conflicts with other claims not determinable from public record. Since a substantial portion of all mineral exploration, development and mining in the United States now occurs on unpatented mining claims, this uncertainty is inherent in the mining industry. We have not obtained title opinions covering our entire property, with the attendant risk that title to some claims, particularly title to undeveloped property, may be defective. There may be valid challenges to the title to our property which, if successful, could impair development and/or operations.

There are no confirmed mineral deposits on any properties from which we may derive any financial benefit.

Neither the Company nor any independent geologist has confirmed commercially mineable ore deposits. In order to carry out additional exploration programs of any potential ore body and to place it into commercial production, we will require substantial additional funding.

We have no mining operations and no history as a mining company.

We are an exploration stage mining company and have no ongoing mining operations of any kind. We have interests in mining concessions which may or may not lead to production.

We have no history of earnings or cash flow from mining operations. If we are able to proceed to production, commercial viability will be affected by factors that are beyond our control such as the particular attributes of the deposit, the fluctuation in metal prices, the cost of construction and operating a mine, prices and refining facilities, the availability of economic sources for energy, government regulations including regulations relating to prices, royalties, restrictions on production, quotas on exploration of minerals, as well as the costs of protection of the environment.

If our exploration costs are higher than anticipated, then our profitability will be adversely affected.

We are currently proceeding with exploration of our mineral properties on the basis of estimated exploration costs. This exploration program includes drilling programs at various locations within Mexico and the United States. If our exploration costs are greater than anticipated, then we will have less funds for other expenses or projects. If higher exploration costs reduce the amount of funds available for the extraction of gold or silver through mining and development activities, then our ability to generate revenues will be adversely affected. Factors that could cause exploration costs to increase are: adverse weather conditions, difficult terrain, increased government regulation and shortages of qualified personnel.

During the next twelve months, and assuming no adverse developments outside of the ordinary course of business we have budgeted approximately $7 million for exploratory activities of which $4.2 million will be allocated to our Mexican operations and $2.8 million will be allocated to our exploration in Nevada. Exploration will be funded by our available cash reserves and future issuances of common stock, preferred stock, depositary shares, warrants and/or units. Our drilling program may vary significantly from what we have budgeted depending upon drilling results. Even if we identify mineral reserves which have the potential to be commercially developed, we will not generate revenues until such time as we undertake mining operations. Mining operations will involve a significant capital infusion. Mining costs are speculative and dependent on a number of factors including mining depth, terrain and necessary equipment. We do not believe that we will have sufficient funds to implement mining operations without a joint venture partner, of which there can be no assurance.

Our continuing reclamation obligations at the Sleeper Gold Project could require significant additional expenditures.

We are responsible for the reclamation obligations related to disturbances located on all of our properties, including the Sleeper Gold Project. We have posted a bond in the amount of the estimated reclamation obligation at the Sleeper Gold Project. Every three years, we are required to submit a mine closure plan to the Bureau of Land Management (“BLM”) for the Sleeper Gold Project. Based on a review by the BLM of our mine closure that we submitted in June 2013, BLM determined that our existing bond was sufficient. There is a risk that any cash bond, even if increased based on the analysis and work performed to update the reclamation obligations, could be inadequate to cover the actual costs of reclamation when carried out. The satisfaction of bonding requirements and continuing reclamation obligations will require a significant amount of capital. There is a risk that we will be unable to fund these additional bonding requirements, and further, that the regulatory authorities may increase reclamation and bonding requirements to such a degree that it would not be commercially reasonable to continue exploration activities, which may adversely affect our results of operations, financial performance and cash flows.

Mining operations are hazardous, raise environmental concerns and raise insurance risks.

The development and operation of a mine or mineral property involves many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. These risks include, among other things, ground fall, flooding, environmental hazards and the discharge of toxic chemicals, explosions and other accidents. Such occurrences may result in work stoppages, delays in production, increased production costs, damage to or destruction of mines and other producing facilities, injury or loss of life, damage to property, environmental damage and possible legal liability for such damages as well. Although the Company maintains liability coverage in an amount which it considers adequate for its operations, such occurrences, against which the Company may not be able, or may elect not to insure, may result in a material adverse change in the Company’s financial position. The nature of these risks is such that liabilities may exceed policy limits, in which event the Company would incur substantial uninsured losses.

There may be insufficient mineral reserves to develop any of our properties and our estimates may be inaccurate.

There is no certainty that expenditures made in the exploration of any properties will result in discoveries of commercially recoverable quantities of ore. Most exploration projects do not result in the discovery of commercially mineable deposits of ore and no assurance can be given that any particular level of recovery of gold from discovered mineralization will in fact be realized or that any identified mineral deposit will ever qualify as a commercially mineable ore body which can be legally and economically exploited. Estimates of reserves, mineral deposits and production costs can also be affected by such factors as environmental regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. In addition, the grade of ore ultimately mined may differ from that indicated by drilling results.

Short-term factors relating to reserves, such as the need for orderly development of ore bodies or the processing of new or different grades, may also have an adverse effect on mining operations and on the results of operations. There can be no assurance that gold recovered in small-scale laboratory tests will be duplicated in large scale tests under on-site production conditions. Material changes in estimated reserves, grades, stripping ratios or recovery rates may affect the economic viability of any project.

We have no proven reserves.

All of our properties are in the exploration stages only and are without known bodies of commercial ore. Development of these properties will follow only upon obtaining satisfactory exploration results. The long-term profitability of the Company’s operations will be in part directly related to the cost and success of its exploration and development programs. Mineral exploration and development are highly speculative businesses, involving a high degree of risk. Few exploration properties are ultimately developed into producing mines. There is no assurance that our mineral exploration and development activities will result in any discoveries of commercial quantities of ore. There is also no assurance that, even if commercial quantities of ore are discovered, a mineral property will be brought into commercial production. Discovery of mineral deposits is dependent upon a number of factors, not the least of which is the technical skill of the exploration personnel involved. The commercial viability of a mineral deposit once discovered is also dependent upon a number of factors, many of which are beyond the Company’s control, such as the particular attributes of the deposit (such as size, grade and proximity to infrastructure), metal prices and government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals, and environmental protection.

In the course of exploration, development, and mining of mineral properties, certain unanticipated conditions may arise or unexpected or unusual events may occur, including rock bursts, cave-ins, fires, floods, or earthquakes. It is not always possible to fully insure against such risks and we may decide not to take out insurance against such risks as a result of high premiums or for other reasons. Should such liabilities arise, they may reduce or eliminate any future profitability and may result in a decline in the value of the securities of the Company.

We face fluctuating gold and mineral prices and currency volatility.

The price of gold and silver as well as other precious base metals has experienced volatile and significant price movements over short periods of time and is affected by numerous factors beyond our control, including international economic and political trends, expectations of inflation, currency exchange fluctuations (including, the U.S. dollar relative to other currencies) interest rates, global or regional consumption patterns, speculative activities and increases in production due to improved mining and production methods. The supply of and demand for gold, other precious and base metals are affected by various factors, including political events, economic conditions and production costs in major mineral producing regions.

Our estimates of resources are subject to uncertainty.

Estimates of resources are subject to considerable uncertainty. Such estimates are arrived at using standard acceptable geological techniques, and are based on the interpretations of geological data obtained from drill holes and other sampling techniques. Engineers use feasibility studies to derive estimates of cash operating costs based on anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore bodies, expected recovery rates of metal from ore, comparable facility and operating costs and other factors. Actual cash operating costs and economic returns on projects may differ significantly from the original estimates, primarily due to fluctuations in the current prices of metal commodities extracted from the deposits, changes in fuel costs, labor rates, changes in permit requirements, and unforeseen variations in the characteristics of the ore body. Due to the presence of these factors, there is no assurance that any geological reports will accurately reflect actual quantities of gold, silver or other metals that can be economically processed and mined by us.

If we are unable to obtain all of our required governmental permits, our operations could be negatively impacted.

Our future operations, including exploration and development activities, required permits from various governmental authorities. Such operations are and will be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that we will be able to acquire all required licenses or permits or to maintain continued operations at our properties.

We are subject to numerous environmental and other regulatory requirements.

All phases of mining and exploration operations are subject to governmental regulation including environmental regulation. Environmental legislation is becoming stricter, with increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and heightened responsibility for companies and their officers, directors and employees. There can be no assurance that possible future changes in environmental regulation will not adversely affect our operations. As well, environmental hazards may exist on a property in which we hold an interest that was  caused by previous or existing owners or operators of the properties and of which the Company is not aware at present.

Government approvals and permits are required to be maintained in connection with our mining and exploration activities. Although we currently have all required permits for our operations as currently conducted, there is no assurance that delays will not occur in connection with obtaining all necessary renewals of such permits for the existing operations or additional permits for any possible future changes to the Company’s operations, including any proposed capital improvement programs. Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions there under, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may be liable for civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Amendments to current laws, regulations and permitting requirements, or more stringent application of existing laws, may have a material adverse impact on the Company resulting in increased capital expenditures or production costs, reduced levels of production at producing properties or abandonment or delays in development of properties.

There is no assurance that there will not be title or boundary disputes.

Although we have investigated the right to explore and exploit our properties and obtained records from government offices with respect to all of the mineral claims comprising our properties, this should not be construed as a guarantee of title. Other parties may dispute the title to any of our properties or that any property may be subject to prior unregistered agreements and transfers or land claims by aboriginal, native, or indigenous peoples. The title may be affected by undetected encumbrances or defects or governmental actions.

Local infrastructure may impact our exploration activities and results of operations.

Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges and power and water supplies are important determinants that affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage or government or other interference in the maintenance or provision of such infrastructure could adversely affect the activities and profitability of the Company.

Our financial position and results are subject to fluctuations in foreign currency values.

Any mining operations we undertake outside of the United States will be subject to currency fluctuations. Fluctuations in the exchange rate between the U.S. dollar and any foreign currency may adversely impact our operations. We do not anticipate that we will enter into any type of hedging transactions to offset this risk. In addition, with respect to commercial operations in Mexico or other countries, it is possible that material transactions incurred in local currency, such as engagement of local contractors for major projects, will be settled at a U.S. dollar value that is different from the U.S. dollar value of the transaction at the time it was incurred. This could have the effect of undermining revenues from operations in that country.

Our property interests in Mexico are subject to risks from instability in that country.

We have property interests in Mexico and may be affected by risks associated with political or economic instability in that country. The risks with respect to Mexico or other developing countries include, but are not limited to: fluctuations in currency exchange rates, criminal activity, lack of personal safety or ability to safeguard property, labor instability or militancy, mineral title irregularities and high rates of inflation. In addition, changes in mining or investment policies or shifts in political attitude in Mexico or the United States may adversely affect our business. We may be affected in varying degrees by government regulation with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. The effect of these factors cannot be accurately predicted but may adversely impact our proposed operations in any foreign jurisdiction.

Increasing violence between the Mexican government and drug cartels may result in additional costs of doing business in Mexico.

To date, we have not incurred additional costs as a result of increasing violence between the Mexican government and drug cartels. The state of Chihuahua where the San Miguel property is located has experienced over 2,500 deaths attributable to the drug wars. To date, this violence has had no impact on our business operations. Management remains cognizant that the drug cartels may expand their operations or violence in areas in close proximity to our operations. Should this occur, we will be required to hire additional security personnel. We have not budgeted for increased security. However, if drug violence becomes a problem or, any other violence impacts our operations, the costs to protect our personnel and property will adversely impact our operations.

There may be challenges to our title in our mining properties.

While we intend to conduct our own due diligence prior to committing significant funds to any project, mining properties may be subject to prior unregistered agreements, transfers or claims and title may be affected by undetected defects. Should this occur, we face significant delays, costs and the possible loss of any investments or commitment of capital.

Because of the speculative nature of exploration for gold and silver properties, there is substantial risk that our business will fail.

The search for precious metals as a business is extremely risky. We cannot provide any assurances that the gold or silver mining interests that we acquired will contain commercially exploitable reserves of gold or silver. Exploration for minerals is a speculative venture necessarily involving substantial risk. Any expenditure that we make may not result in the discovery of commercially exploitable reserves of gold.

The precious metals markets are volatile markets. This will have a direct impact on the Company’s revenues (if any) and profits (if any) and will probably have an adverse affect on our ongoing operations.

The price of both gold and silver has increased over the past few years. This has contributed to the renewed interest in gold and silver mining and companies engaged in that business, including the exploration for both gold and silver. However, in the event that the price of these metals fall, the interest in the gold and silver mining industry may decline and the value of the Company’s business could be adversely affected. Further, although it is anticipated that mining costs outside of the United States and Canada will be appreciably lower, no assurances can be given that the situation will remain, or that gold or silver will remain at a price that will enable us to generate revenues from our mining operations. Even if we are able to generate revenues, there can be no assurance that any of our operations will prove to be profitable. Finally, in recent decades, there have been periods of both overproduction and underproduction of both gold and silver resources. Such conditions have resulted in periods of excess supply of and reduced demand on a worldwide basis and on a domestic basis. These periods have been followed by periods of short supply of and increased demand for both gold and silver. The excess or short supply of gold has placed pressure on prices and has resulted in dramatic price fluctuations even during relatively short periods of seasonal market demand. We cannot predict what the market for gold or silver will be in the future.

Government regulation or changes in such regulation may adversely affect the Company’s business.

The Company has and will, in the future, engage experts to assist it with respect to its operations. The Company deals with various regulatory and governmental agencies and the rules and regulations of such agencies. No assurances can be given that it will be successful in its efforts or dealings with these agencies. Further, in order for the Company to operate and grow its business, it needs to continually conform to the laws, rules and regulations of such jurisdiction. It is possible that the legal and regulatory environment pertaining to the exploration and development of gold mining properties will change. Uncertainty and new regulations and rules could increase the Company’s cost of doing business or prevent it from conducting its business.

We are in competition with companies that are larger, more established and better capitalized than we are.

Many of our potential competitors have:

•	greater financial and technical resources;

•	longer operating histories and greater experience in mining;

•	greater awareness of the political, economic and governmental risks in operating in Mexico.

Exploration for economic deposits of minerals is speculative.

The business of mineral exploration is very speculative, since there is generally no way to recover any of the funds expended on exploration unless the existence of mineable reserves can be established and the Company can exploit those reserves by either commencing mining operations, selling or leasing its interest in the property, or entering into a joint venture with a larger resource company that can further develop the property to the production stage. Unless we can establish and exploit reserves before our funds are exhausted, we will have to discontinue operations, which could make our stock valueless.

The loss of key members of our senior management team could adversely affect the execution of our business strategy and our financial results.

We believe that the successful execution of our business strategy and our ability to move beyond the exploratory stages depends on the continued employment of key members of our senior management team. If any members of our senior management team become unable or unwilling to continue in their present positions, our financial results and our business could be materially adversely affected.

We operate in a regulated industry and changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce our revenues.

Our organization is subject to extensive and complex foreign, federal and state laws and regulations. If we fail to comply with the laws and regulations that are directly applicable to our business, we could suffer civil and/or criminal penalties or be subject to injunctions or cease and desist orders. While we believe that we are currently compliant with applicable rules and regulations, if there are changes in the future, there can be no assurance that we will be able to comply in the future, or that future compliance will not significantly adversely impact our operations.

We rely on independent analysis to analyze our drilling results and planned exploration activities.

We rely on independent geologists to analyze our drilling results and to prepare resource reports on several of our mining concessions. While these geologists rely on standards established by the Canadian Institute of Mining, Metallurgy and Petroleum, Standards on Mineral Resources and Mineral Reserves and other standards established by various licensing bodies, there can be no assurance that their estimates or results will be accurate. Analyzing drilling results and estimating reserves or targeted drilling sites is not a certainty. Miscalculations and unanticipated drilling results may cause the geologists to alter their estimates. If this should happen, we would have devoted resources to areas where resources could have been better allocated.

Risks Related to Our Common Stock

Our stock price may be volatile.

The market price of our common stock has been volatile. We believe investors should expect continued volatility in our stock price. Such volatility may make it difficult or impossible for you to obtain a favorable selling price for our shares.

We have a large number of authorized but unissued shares of our common stock.

We have a large number of authorized but unissued shares of common stock, which our management may issue without further stockholder approval, thereby causing dilution of your holdings of our common stock. Our management will continue to have broad discretion to issue shares of our common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions and in other transactions, without obtaining stockholder approval, unless stockholder approval is required. If our management determines to issue shares of our common  stock from the large pool of authorized but unissued shares for any purpose in the future, your ownership position would be diluted without your further ability to vote on that transaction.

During our fiscal year ended June 30, 2013, we issued a total of 8,318,465 shares of common stock as a result of the exercise of options and warrants. While the issuance of the additional shares of our common stock has resulted in dilution to our existing shareholders, management believes that the issuance of these shares of common stock has provided enhanced value to our company and preserved working capital for our drilling program and general working capital.

We have never paid a dividend on our common stock and we do not anticipate paying one in the foreseeable future.

We have not paid a dividend on our common stock to date, and we may not be in a position to pay dividends in the foreseeable future. Our ability to pay dividends will depend on our ability to successfully develop one or more properties and generate revenue from operations. Further, our initial earnings, if any, will likely be retained to finance our growth. Any future dividends will depend upon our earnings, our then-existing financial requirements and other factors, and will be at the discretion of our Board of Directors.

The exercise of our outstanding options and warrants may depress our stock price.

The exercise of outstanding options and warrants, and the subsequent sale of the underlying common stock in the public market, or the perception that future sales of these shares could occur, could have the effect of lowering the market price of our common stock below current levels and make it more difficult for us and our stockholders to sell our equity securities in the future.

Sales or the availability for sale of shares of common stock by stockholders could cause the market price of our common stock to decline and could impair our ability to raise capital through an offering of additional equity securities.

FOR ALL OF THE AFORESAID REASONS, AND OTHERS SET FORTH HEREIN, THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS MEMORANDUM. THESE SECURITIES SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO IMMEDIATE NEED FOR A RETURN ON THEIR INVESTMENT.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the Securities and Exchange Commission, which is known as “incorporation by reference.”

Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Forward-looking statements might include one or more of the following:

•	anticipated results of financing activities;
•	anticipated joint ventures or exploratory costs;
•	anticipated prices for gold and silver;
•	anticipated drilling results;
•	descriptions of plans or objectives of management for future operations;
•	forecasts of future economic performance; and
•	descriptions or assumptions underlying or relating to any of the above items.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to the Registrant or to any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, mining, mineral exploration programs, geological fees, regulatory affairs expenditures, mineral testing, acquisitions of new properties or mining concessions. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to that offering.

RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS

As we have incurred losses in each of the periods presented below, our earnings were inadequate to cover fixed charges and preference dividends, if any, by the following amounts (in thousands):

	SIX MONTHS ENDED DECEMBER 31,	FISCAL YEAR ENDED JUNE 30,
	2013	2009	2010	2011	2012	2013
Additional earnings required to cover fixed charges	4,123	7,241	10,212	11,860	18,093	11,296

Our deficiency of combined fixed charges and preference dividends to earnings for each of the periods referred to above has been computed on a consolidated basis and should be read in conjunction with the consolidated financial statements, including the notes thereto, and other information set forth in the reports filed by us with the SEC. Please refer to Exhibit 12.1 filed with the registration statement of which this prospectus constitutes a part for additional information regarding the ratio of earnings to cover fixed charges and preference dividends, if any.

DESCRIPTION OF OUR CAPITAL STOCK

Common Stock

We are authorized to issue 200,000,000 shares of common stock, par value 0.001 per share. As of March 6, 2014 there were 155,731,068 shares of common stock outstanding.

Holders of the Company's common stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of common stock do not carry cumulative voting rights. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but un-issued shares of common stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the common stock.

Shareholders of the Company have no preemptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of common stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Company has not paid cash dividends on its common stock and does not anticipate that it will pay cash dividends in the foreseeable future.

We will only issue shares of common stock in book-entry form. This means those securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

As a result, investors will not own common stock directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant.

Preferred Stock

Currently, we do not have any preferred stock authorized. In the event that we determine to issue preferred stock, we will take the appropriate steps and obtain the necessary approvals required under our articles of incorporation and the Delaware General Corporation Law to authorize preferred stock for issuance. Assuming our Board of Directors and shareholders authorize an amendment to our certificate of incorporation to authorize “blank check” preferred stock, our certificate of incorporation, as amended would provide that our Board of Directors has the authority, without further action by the shareholders, to issue up to a specified number of shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of a series, without further vote or action by the shareholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of our company.

We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include any or all of the following, as required:

•	the title and stated value;
•	the number of shares we are offering;
•	the liquidation preference per share;
•	the purchase price;
•	the dividend rate, period and payment date and method of calculation for dividends;
•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
•	the procedures for any auction and remarketing, if any;
•	the provisions for a sinking fund, if any;
•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
•	any listing of the preferred stock on any securities exchange or market;
•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;
•	voting rights, if any, of the preferred stock;
•	preemptive rights, if any;
•	restrictions on transfer, sale or other assignment, if any;
•	whether interests in the preferred stock will be represented by depositary shares;
•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;
•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;
•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and
•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

If we issue shares of preferred stock under this prospectus, the shares will be fully paid and non-assessable.
The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Shareholder Services, Inc., whose address is 111 Founders Plaza, Suite 1100, East Hartford, CT 06108. Our co-transfer agent is Canadian Stock Transfer Company Inc., whose address is 320 Bay Street, Toronto, Ontario, Canada M5H 4A6.

Exchange Listings

Our common stock is listed on the NYSE MKT LLC and the Toronto Stock Exchange under the symbol “PZG”.

DESCRIPTION OF THE DEPOSITARY SHARES
General

At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC. If applicable, material U.S. federal income tax considerations relating to depositary shares will be described in the applicable prospectus supplement.

Dividends

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the referred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and no fewer than 20 nor more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or
•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:

•	the initial deposit of the preferred stock;
•	the initial issuance of the depositary shares;
•	any redemption of the preferred stock; and
•	all withdrawals of preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depositary may:

•	refuse to transfer depositary shares;
•	withhold dividends and distributions; and
•	sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Neither the depositary nor we will be liable if either the depositary or we are prevented or delayed by law or any circumstance beyond the control of either the depositary or us in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations will be limited to the performance in good faith of our or the depositary’s respective duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The depositary and we may rely on:

•	written advice of counsel or accountants;
•	information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and
•	documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF THE WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of any warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. With respect to any warrants that we offer, specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to reports that we file with the SEC and incorporated by reference in this prospectus:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, the exercise price for shares of our common stock or preferred stock and the number of shares of common stock or preferred stock to be received upon exercise of the warrants;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or the common stock issuable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the common stock will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Transfer Agent and Registrar

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF THE UNITS

We may issue units comprised of one or more shares of common stock, shares of preferred stock, depositary shares and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions of the governing unit agreement that differ from those described below; and
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section will apply to each unit and to any common stock, or warrant included in each unit, respectively.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby at prices and under terms then prevailing, at prices related to the then current market price or in negotiated transactions from time to time in one or more of the following ways:

•	directly to one or more purchasers;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	through broker-dealers, who may act as agents or principals, including a block trade in which a broker or dealer so engaged will attempt to sell as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents;

•	through remarketing firms;

•	in privately negotiated transactions; or

•	in any combination of these methods of sale.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the number of securities and purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any delayed delivery arrangements;

•	any discounts or concessions allowed or re-allowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Agents may receive compensation in the form of commissions, discounts or concessions from us. Agents may also receive compensation from the purchasers of the securities for whom they sell as principals. Each particular agent will receive compensation in amounts negotiated in connection with the sale, which might be in excess of customary commissions. Agents and any other participating broker-dealers may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with sales of the securities. Accordingly, any commission, discount or concession received by them and any profit on the resale of the securities purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. We have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. As of the date of this prospectus, there are no special selling arrangements between any broker-dealer or other person and us. No period of time has been fixed within which the securities will be offered or sold.

If required under applicable state securities laws, we will sell the securities only through registered or licensed brokers or dealers. In addition, in some states, we may not sell securities unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or re-allow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

We may use a remarketing firm to offer to sell the securities in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own account or as agents for us. These remarketing firms will offer or sell the securities pursuant to the terms of the securities. A prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

If we offer and sell securities through a dealer, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Any such dealer may be deemed to be an underwriter of the securities so offered and sold. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.

We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

We may authorize agents, dealers or underwriters to solicit offers to purchase securities at the public offering price under delayed delivery contracts. The terms of these delayed delivery contracts, including when payment for and delivery of the securities sold will be made under the contracts and any conditions to each party’s performance set forth in the contracts, will be described in the applicable prospectus supplement. The compensation received by underwriters, agents or dealers soliciting purchases of securities under delayed delivery contracts will be described in the applicable prospectus supplement.

We may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

Unless otherwise specified in the related prospectus supplement, all securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We may apply to list any series of securities on an exchange, but we are not obligated to do so. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of securities.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. These transactions may be effected on The NASDAQ Global Select Market or otherwise.

We will bear all costs, expenses and fees in connection with the registration of the securities, as well as the expense of all commissions and discounts, if any, attributable to sales of the securities by us.

LEGAL MATTERS

LeClairRyan, A Professional Corporation, Newark, New Jersey, will issue an opinion about certain legal matters with respect to the securities. Any underwriters or agents will be advised about legal matters relating to any offering by their own counsel.

EXPERTS

MNP LLP, our independent registered public accounting firm, has audited our consolidated financial statements included in our annual report on Form 10-K for the year ended June 30, 2013 as set forth in their reports which are incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE TO FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. With respect to references made in this prospectus to any contract or other document, you should review our filings that we make with the Securities and Exchange Commission. You may review these filings at the SEC's public reference rooms at 100 F Street N.E. Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings can also be reviewed by accessing the SEC's Web site at www.sec.gov.

Our internet website is www.paramountgold.com and through the Investor portion of our website, you may access, free of charge, our filings, as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information contained in our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this Registration Statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering of the shares covered by this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the period ended June 30, 2013, including certain information incorporated by reference therein from our Definitive Proxy Statement for our 2013 annual meeting of stock holders;

•	Our Quarterly Reports on Form 10-Q for the periods ended September 30, 2013, and December 31, 2013;

•	Our Current Report on Form 8-K filed on December 18, 2013;

•	The description of our common stock contained in registration statement on Form 10-SB, filed with the SEC on November 2, 2005, and all amendments thereto.

In addition, all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed in such forms that are related to such items unless such Form 8-K expressly provides to the contrary) subsequently filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, before the date our offering is terminated or completed are deemed to be incorporated  by reference into, and to be a part of, this prospectus.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to:  Paramount Gold and Silver Corp., 665 Anderson Street Winnemucca, Nevada 89445, Attn:  Carlo Buffone, Chief Financial Officer.

Up to $30,000,000
Common Stock

Prospectus Supplement

April 11, 2014